Exhibit 99.1

Avatech Solutions Appoints Aris Melissaratos to Serve on Board of Directors

BALTIMORE, MARYLAND – February 13, 2009 – Avatech Solutions, Inc. (OTCBB: AVSO), America’s leading professional services company for design and engineering technologies, today announced the appointment of Aris Melissaratos to serve as an independent member of the Company’s Board of Directors, effective February 11, 2009. Avatech’s Board of Directors has nine members, eight of which are independent, including Melissaratos.

Melissaratos, 65, joined The Johns Hopkins University in 2007 as Senior Advisor to the President for Enterprise Development. He also serves as Chairman of the ArMel Group of companies, which provide funding and strategic direction to a large group of high technology start-up companies in the areas of Information Technology, Biosciences, Sensor and Telecommunications Technologies, and Environmental Infrastructure Technologies.

Melissaratos’ experience includes 32 years in various executive positions at Westinghouse Electronics Systems, including Vice President of Science and Technology, and Chief Technology Officer at Westinghouse’s corporate headquarters in Pittsburgh. During his tenure at Westinghouse,. Melissaratos’ responsibilities included overseeing a total of 16,000 employees and $3.2 billion in annual revenues at one of its largest divisions. While with Westinghouse he helped position it as the national leader in defense electronics manufacturing.

Upon retirement from Westinghouse, Melissaratos served as Corporate Vice President for Thermo Electron Corporation, which merged with Fischer Scientific in November 2006 forming Thermo Fischer Scientific. He also served as Secretary of the Maryland Department of Business and Economic Development (DBED) from 2003 to 2007.

He is a founding co-chair of the Greater Baltimore Technology Council, former Vice-President of the Maryland Chamber of Commerce and former Chair of the Maryland Manufacturing Association. He is a member of the National Advisory Council of the Whiting School of Engineering at the Johns Hopkins University, the Board of Directors of the Technology Council of Maryland, and the Emerging Technology Centers, and served on the Board of Visitors of the University of Maryland.

Melissaratos holds a Bachelor of Engineering Science degree in Electrical Engineering from the Johns Hopkins University, and a Master’s Degree in Engineering Management from George Washington University. In addition, he has completed the Harvard Business School Program for Management Development (PMD-40).

“On behalf of the Company and Board, I would like to welcome Aris to Avatech. Through his more than 30 years experience, he brings an extensive knowledge of technology and business operations. His knowledge of working with government run organizations and companies with government contracts will serve our Company well as we focus on expanding our government business at the federal, state and local level,” said George Davis, president and CEO of Avatech Solutions.

About Avatech Solutions
Avatech Solutions, Inc. (OTCBB: AVSO) is America’s leading professional services company for design and engineering technologies. Avatech advances the way organizations design, develop, and manage building, infrastructure, and manufacturing projects. Fortune 500 and Engineering News-Record‘s Top 100 companies work with Avatech to gain a competitive advantage through technology consulting, implementation, training, and support services. One of the world’s largest integrators of Autodesk software, Avatech designs systems that accelerate innovation while improving quality and profitability. For more information, please visit www.avatech.com.

Autodesk and Revit are registered trademarks or trademarks of Autodesk, Inc., in the USA and/or other countries. BIMreview is a trademark of Avatech Solutions.

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Media Contacts:

Company Contact	Investor Relations Contact
Jean Schaeffer	Todd Fromer / Garth Russell
Avatech Solutions, Inc.	KCSA Strategic Communications
Phone +1 (410) 581-8080 Fax +1 (410) 753-1591	Phone +1 (212) 896-1215 / (212) 896-1250
jean.schaeffer@avatech.com	tfromer@kcsa.com / grussell@kcsa.com